EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:   Investor Relations
            John Carlson
            Exec VP & CFO
            480-505-4869


                   Alanco Receives NASDAQ Listing Notification
                       And Initiates Formal Appeal Process


(Scottsdale, AZ - March 19, 2010) - Alanco Technologies, Inc., (NASDAQ: ALAN), announced today that it received a Staff Determination letter from NASDAQ on March 16, 2010, indicating that the Company does not comply with the minimum bid price requirements for continued listing as set forth in NASDAQ Listing Rule 5550(a)(2) (the "Rule"), and that its securities may be subject to delisting from the NASDAQ Capital Market. The Company has appealed the Staff determination and requested a hearing before the NASDAQ Hearings Panel (the "Panel"). Under NASDAQ Listing Rules, a request for a hearing stays the delisting action pending the issuance of a written determination by the Panel. Although, there can be no assurance that the Panel will grant the Company's request for continued listing, the Company's common stock will remain listed on the NASDAQ Capital Market pending the Panel's decision.

Alanco Chairman and Chief Executive Officer, Robert R. Kauffman, commented,
"The Company's management and Board are committed to maintaining our NASDAQ listing, and we intend to present a compelling case for grant of an additional extension of up to 180 days to regain minimum bid price compliance. Also, if absolutely necessary, we have stand-by shareholder authority to effect a reverse split as a final alternative to achieve the NASDAQ minimum $1.00 bid price listing requirement."

Alanco Technologies, Inc. provides wireless monitoring and asset management solutions through its StarTrak Systems subsidiary. StarTrak Systems is the dominant provider of tracking, monitoring and control services to the refrigerated or "Reefer" segment of the transportation marketplace, enabling customers to increase efficiency and reduce costs of the refrigerated supply chain. For more information, visit the Alanco website at www.alanco.com or StarTrak Systems at www.startrak.com.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT
OF NEW TECHNOLOGIES THAT MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

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